EXHIBIT 99.1

For Immediate Release	Contact:	Roger Holliday (Financial)
(678) 742-8181 or
Nancy Young (Media)
(678) 742-8118

Russell Corporation Revises Expectations for Second Quarter

ATLANTA, GA (July 14, 2005) – Russell Corporation (NYSE: RML) announced today that it expects fully diluted earnings per share for the second quarter of 2005 to be between $0.12 and $0.14, which is below the Company’s previously issued earnings guidance. The current Thomson First Call mean estimate is $0.21 per share.

The revised estimate of earnings is primarily the result of several short-term operational issues and lower than anticipated reductions in costs. At this point, the Company does not anticipate being able to overcome the quarter’s earnings shortfall for the full year.

Management plans to comment further on the quarter and expectations for the balance of the year in the Company’s regularly scheduled second quarter conference call on July 28, 2005.

Company-wide sales for the quarter were close to plan and increased 18 percent to more than $342 million. The sales gains were driven by acquisitions which, as expected, had no material impact on earnings per share for the quarter.

The Activewear segment experienced a more than 10 percent sales increase for the quarter. The gains were led by the Artwear channel, which experienced a 15 percent unit increase. Artwear was not able to meet all of the sales demands in the second quarter which required a rapid increase in capacity, resulting in substantial excess training expenses, start-up costs and higher costs from new contractors being brought on line. Furthermore, there was a strong, continuing shift to hooded sweatshirts which created additional overtime and training costs associated with this change. While taking aggressive actions to rectify these problems, management anticipates certain operational issues may not be completely resolved until later in the year.

Excluding the acquisitions made in 2004, the Sporting Goods segment experienced sales declines of approximately 13 percent versus the previous year. Sales gains in Russell Athletic’s base business were not able to offset the expected declines versus a year ago related to the absence of the Major League Baseball business and the discontinuance of a Discus branded program at retail.

Mossy Oak experienced significantly lower sales in the quarter, primarily due to a major shift in timing of fall shipments and also a reduction of a major, lower-priced program, as previously discussed.

Chairman and CEO Jack Ward said “We are disappointed in the quarter’s results, which were impacted by several operational issues, including not being able to lower our overall costs for the quarter as planned. We believe these results are primarily due to short term execution problems, which we have already begun to address. We intend to re-examine every aspect of our businesses for further growth opportunities and cost reductions.” Ward concluded, “Despite these short-term disappointments, we continue to feel positive about our long-term strategic direction as outlined earlier this year.”

A conference call is scheduled for July 28, 2005, at 8:30 a.m. Eastern Time. The second quarter financials will be released earlier that same day. To listen, please call the conference call line at (877) 264-7865, domestically, and (706) 634-4917, internationally, ten minutes prior to the scheduled start time and use conference ID number 7767816. This conference call will also be broadcast live on the Internet. A link to the broadcast can be found on the Investor Relations homepage of the Company’s website at http://www.russellcorp.com.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands include Russell Athletic®, JERZEES®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, AAI® and Mossy Oak®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

Forward-Looking Statement

This Press Release includes certain “forward-looking” statements (as defined by the Private Securities Litigation Reform Act of 1995 (the “Act”)) that describe our beliefs concerning future business conditions, prospects, growth opportunities, and the outlook for the Company based upon currently available information. Wherever possible, we have identified these statements by words such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions. We include such statements because we believe it is important to communicate our future expectations to our shareholders, and we therefore make such statements in reliance upon the safe harbor provisions of the Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any projections of sales and earnings. These forward-looking statements are based upon assumptions that we believe are reasonable. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) risks associated with our long-term business strategies, including growth opportunities; (b) our ability to effect cost reductions and resolve current operational issues; and (c) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by any forward-looking statements contained in this Press Release.

# # #